UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 24, 2007

Cardinal Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification Number)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 24, 2007, Cardinal Health, Inc. (the “Company”), certain lenders, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as Syndication Agents, Morgan Stanley Bank and Deutsche Bank Securities Inc., as Documentation Agents, and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Barclays Capital, as Joint Lead Arrangers and Book Managers, entered into an amended and restated unsecured Five-Year Credit Agreement (the “Amended Credit Agreement”). Pursuant to the Amended Credit Agreement, the lenders party to the agreement will provide the Company with revolving credit in an amount not to exceed $1.5 billion, which is a $500 million increase over the existing revolving credit facility. This revolving credit facility backs the Company’s existing $1.0 billion commercial paper program, which the Company also intends to increase to $1.5 billion, and will be used for general corporate purposes. The term of the revolving credit facility is five years from the date of the Amended Credit Agreement. In the Amended Credit Agreement, the Company has agreed to customary covenants for agreements of this type, including that the Company maintain a minimum net worth of $5.0 billion as of the end of any fiscal quarter.

The Amended Credit Agreement contains customary events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the revolving credit facility, including (i) payment defaults by the Company on other indebtedness having an aggregate principal amount of more than $100 million, (ii) non-payment defaults by the Company on other indebtedness having an aggregate principal amount of more than $100 million the effect of which is to cause such indebtedness to become due or to be prepaid prior to its stated maturity, (iii) failures by the Company to pay unstayed judgments or court orders in an aggregate amount of more than $100 million, and (iv) any change in control of the Company.

The foregoing summary of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by the actual text of the Amended Credit Agreement.

From time to time, the financial institutions party to the Amended Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, JPMorgan Chase Bank, N.A. or its affiliate served as trustee under certain of the Company’s indentures until it recently sold this business and currently participates as a purchaser and agent under the Company’s committed receivables sales facility and as a dealer under the Company’s commercial paper program. Bank of America, N.A., Wachovia Bank, National Association and Goldman, Sachs & Co. or their affiliates serve as dealers under the Company’s commercial paper program. The Bank of Nova Scotia and ABN AMRO Bank N.V. participate as purchasers and managing agents under the Company’s committed receivables sales facility.

Item 2.02 Results of Operations and Financial Condition

On January 25, 2007, the Company issued a press release announcing its results for the quarter and six months ended December 31, 2006. A copy of the press release is furnished under this report as Exhibit 99.01.

Furnished under this report as Exhibit 99.02 is a discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations.

Item 8.01 Other Events

The Company has learned that its Executive Chairman of the Board, Robert D. Walter, as well as four former officers and employees, received “Wells” notices from the staff of the Securities and Exchange Commission (the “SEC”). Under SEC procedures, a Wells notice indicates that the SEC staff has made a preliminary decision to recommend that the SEC commence a civil or administrative action against the recipient of the notice. The recipient of a Wells notice has the opportunity to respond to the staff before the staff makes its formal recommendation on whether any civil action should be brought by the SEC. These notices relate to the previously disclosed formal investigation by the SEC relating to certain accounting and financial reporting matters which are described in Note 1 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and Note 7 of “Notes to Condensed Consolidated Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

As previously disclosed, the Company continues to engage in settlement discussions with the staff of the SEC and has reached an agreement-in-principle on the basic terms of a proposed settlement involving the Company that the SEC staff has indicated it is prepared to recommend to the Commission. The SEC staff has reiterated to the Company that it intends to recommend this proposed settlement to the Commission. The proposed settlement is subject to the completion of definitive documentation as well as acceptance and authorization by the Commission and would, among other things, require the Company to pay a $35.0 million penalty. There can be no assurance that the Company’s efforts to resolve the SEC’s investigation with respect to the Company will be successful and the Company cannot predict the timing or the final terms of any settlement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.01    Press release issued by the Company on January 25, 2007, and furnished under this report.

99.02    Information disclosed by the Company on January 25, 2007, and furnished under this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: January 25, 2007	By:	/s/ Jeffrey W. Henderson
	Name:	Jeffrey W. Henderson
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.01    Press release issued by the Company on January 25, 2007, and furnished under this report.

99.02    Information disclosed by the Company on January 25, 2007, and furnished under this report.